UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2010

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National Technical Systems, Inc.
(Exact name of registrant as specified in its charter)

California	0-16438	95-4134955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

24007 Ventura Boulevard, Suite 200
Calabasas, California  91302
(Address of Principal Executive Offices) (Zip Code)

(818) 591-0776
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 10, 2010, we and certain of our subsidiaries, as co-borrowers, entered into an amended and restated credit agreement with Comerica Bank, as administrative agent, joint lead arranger, bookrunner and as a lender, U.S. Bank National Association, as joint lead arranger, syndication agent and as a lender, and Bank of the West, as a lender, pursuant to which we obtained $65 million in senior secured bank financing, consisting of a $20 million five-year term loan, a $25 million five-year revolving credit line and a $20 million five-year acquisition credit line. Funds borrowed under the amended and restated credit agreement are to be used for general corporate purposes, except for funds borrowed under the $20 million five-year acquisition credit line which are to be used for the purchase of certain machinery and equipment or in connection with certain acquisitions.  Borrowings under the amended and restated credit agreement are secured under an amended and restated security agreement we and certain of our subsidiaries entered into in favor of Comerica Bank, as administration agent for the lenders, which grants a security interest in substantially all of our assets and under mortgages on the real property assets owned by us and certain of our subsidiaries.

The amended and restated credit agreement amended and restated the revolving credit agreement dated November 21, 2001, as amended, restated or otherwise modified through November 6, 2010, by and among our company and certain of our subsidiaries, as borrowers, and Comerica Bank and certain other financial institutions parties thereto.  The borrowings we had outstanding under the revolving credit agreement dated November 21, 2001, an aggregate of $28.8 million, are now governed by, and count against the credit available under the amended and restated credit agreement.

Principal and Interest Payments. The following summarizes the principal and interest payments applicable to the credit facilities available under the amended and restated credit agreement:

Term Loan. We are required to repay the $20 million five-year term loan in equal quarterly principal installments of $500,000 commencing on February 1, 2011 until November 10, 2015, the maturity date, when all remaining outstanding principal plus accrued interest thereon is due and payable in full. Interest accrues at a specified margin plus either: (i) the greatest of (a) the prime rate announced by Comerica Bank, (b) the federal funds effective rate as published by the Federal Reserve Bank of New York plus 1.0%, and (c) a daily adjusting LIBOR rate plus 1.0%; or (ii) a rate based on LIBOR. We refer to the rates described in clauses (i) and (ii) in the preceding sentence, respectively, as the "Base Rate" and as the "Eurodollar Rate." The specific per annum interest rate will be, at our option, either (I) the Base Rate plus a specified margin ranging between 100 and 175 basis points depending on our consolidated total debt to consolidated EBITDA ratio or (II) the Eurodollar Rate plus a specified margin ranging between 200 and 275 basis points depending on our consolidated total debt to consolidated EBITDA ratio. In the case of interest that is based on the Base Rate, interest is payable monthly in arrears on the first day of each month.  In the case of interest that is based on the Eurodollar Rate, interest is payable at the end of each interest period, which is defined as one, two, three or six months after the applicable loan is disbursed to us (except that with respect to six month interest periods, interest is payable at three month intervals).

Revolving Credit Line. We are required to repay the outstanding principal under the revolving credit line on November 10, 2015, the  maturity date. Interest accrues at our option at either (i) the Base Rate plus a specified margin ranging between 75 and 150 basis points depending on our consolidated total debt to consolidated EBITDA ratio or (ii) the Eurodollar Rate plus a specified margin ranging between 175 and 250 basis points depending on our consolidated total debt to consolidated EBITDA ratio.  In the case of interest that is based on the Base Rate, interest is payable monthly in arrears on the first day of each month.  In the case of interest that is based on the Eurodollar Rate, interest is payable at the end of each interest period, which is defined as one, two, three or six months after the applicable advance is disbursed to us (except that with respect to six month interest periods, interest is payable at three month intervals).

Acquisition Credit Line. With respect to any credit advance under this line that is used to finance the purchase of eligible machinery and equipment, we are required to make principal payments in an amount equal to 5% of the aggregate original principal amount of such credit advance. Such principal payments are due quarterly after the date such credit advance is made, until November 10, 2015, the  maturity date (when all remaining outstanding principal plus accrued interest thereon is due and payable in full).

With respect to any credit advance under this line that is used to finance eligible acquisitions, we are required to make quarterly principal payments commencing one year after the date such credit advance is made, until November 10, 2015, the maturity date (when all remaining outstanding principal plus accrued interest thereon is due and payable in full). No principal payments are due during the first year. The amount of such quarterly principal payments is 1.25% of the aggregate original principal amount of such credit advance during the second year, increasing to 2.50% during the third year and increasing to 3.75% during the fourth and fifth years.

Interest on the acquisition credit line accrues at our option at either (i) the Base Rate plus a specified margin ranging between 100 and 175 basis points depending on our consolidated total debt to consolidated EBITDA ratio or (ii) the Eurodollar Rate plus a specified margin ranging between 200 and 275 basis points depending on our consolidated total debt to consolidated EBITDA ratio. In the case of interest that is based on the Base Rate, interest is payable monthly in arrears on the first day of each month following the disbursement of an advance.  In the case of interest that is based on the Eurodollar Rate, interest is payable at the end of each interest period, which is defined as one, two, three or six months after the applicable advance is disbursed to us (except that with respect to six month interest periods, interest is payable at three month intervals).

Prepayments. Under the amended and restated credit agreement, we are required to make mandatory prepayments each fiscal year beginning with our fiscal year ending January 31, 2011, subject to specified exceptions, of the lesser of 50% of our excess cash flow and $850,000. We are also required to make mandatory prepayments upon certain events, including (i) the receipt of net cash proceeds from the sale or other disposition of any of our property or assets, (ii) the receipt of net cash proceeds from insurance or condemnation proceeds paid on account of any loss of any of our property or assets, and (iii) the receipt of net cash proceeds from the issuance of equity securities or subordinated debt.

Covenants. The amended and restated credit agreement contains customary covenants (including compliance with laws, maintenance of insurance, keeping of books, conduct of business, maintenance of properties, payment of taxes, inspection of records and furnishing of quarterly and annual financial statements, quarterly compliance certificates and other financial information). The amended and restated credit agreement also contains various other restrictive covenants, including restrictions on the following:

•	dividends, repurchases and retirement of common stock;

•	incurring or assuming other indebtedness;

•	prepaying, redeeming or purchasing debt;

•	acquisitions, consolidations and mergers;

•	sales of assets;

•	investments, loans and advances;

•	sale-leaseback transactions;

•	liens and encumbrances; and

•	transactions with affiliates.

The amended and restated credit agreement also contains certain financial covenants determined as of the end of each fiscal quarter as follows (calculated on a consolidated basis):

•	we must maintain a consolidated fixed charge coverage ratio of not less than 1.20 to 1.00;

•	we must maintain a consolidated effective tangible net worth of not less than $18 million, which amount is subject to increase on January 31 of each year; and

•	we must maintain a consolidated total debt to consolidated EBITDA of not more than 3.00 to 1.00.

Events of Default. Events of default under the amended and restated credit agreement include our failure to pay principal or interest when due, a material breach of any representation or warranty contained in the loan documents, covenant defaults, events of bankruptcy and a change of control and certain other customary events of default.

The foregoing summary of the amended and restated credit agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the amended and restated credit agreement, a copy of which is included as an exhibit to this report and incorporated herein by reference. In addition, the security agreement entered into in connection with the amended and restated credit agreement is also included as an exhibit to this report and incorporated herein by reference. The terms and provisions of the amended and restated credit agreement and security agreement are not intended to provide any factual information about our company or our subsidiaries. The representations, warranties and covenants contained in those agreements were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under any of the agreements and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our company or our subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in our public disclosures.

A copy of the press release announcing the entry into the amended and restated credit agreement is attached as an exhibit to this report and is incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this report is incorporated herein by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1
Amended and Restated Credit Agreement made as of November 10, 2010, by and among the financial institutions from time to time signatory thereto, Comerica Bank, as Administrative Agent, Joint Lead Arranger and Bookrunner, U.S. Bank National Association, as Joint Lead Arranger and Syndication Agent, and National Technical Systems, Inc. and certain of its subsidiaries

10.2
Amended and Restated Security Agreement dated November 10, 2010, by and among National Technical Systems, Inc. and certain of its subsidiaries in favor of Comerica Bank as administrative agent for and on behalf of the lenders

99.1	Press Release issued on November 15, 2010 (this exhibit is furnished and not filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2010	NATIONAL TECHNICAL SYSTEMS, INC.

	By:	/s/ Raffy Lorentzian
		Name:	Raffy Lorentzian
		Title:	Senior Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1
Amended and Restated Credit Agreement made as of November 10, 2010, by and among the financial institutions from time to time signatory thereto, Comerica Bank, as Administrative Agent, Joint Lead Arranger and Bookrunner, U.S. Bank National Association, as Joint Lead Arranger and Syndication Agent, and National Technical Systems, Inc. and certain of its subsidiaries

10.2
Amended and Restated Security Agreement dated November 10, 2010, by and among National Technical Systems, Inc. and certain of its subsidiaries in favor of Comerica Bank as administrative agent for and on behalf of the lenders

99.1	Press Release issued on November 15, 2010 (this exhibit is furnished and not filed).